UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2011

WESTERN DUBUQUE BIODIESEL, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-52617	20-3857933
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

904 Jamesmeier Road, P.O. Box 82 Farley, Iowa	52046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (563) 744-3554

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The board of directors of Western Dubuque Biodiesel, LLC (the “Company” or “WDB”) is announcing its intent to engage in a reclassification and reorganization of the Company’s membership units. The proposed transaction will provide for the reclassification of the Company’s membership units into three separate and distinct classes.

If the proposed reclassification is approved by the Company’s members, we expect that each member of record holding 51 or more units will receive one Class A unit for each common equity unit held by such unit holder prior to the reclassification; each member of record holding 26 or more units but less than 51 units will receive one Class B unit for each common equity unit held by such unit holder immediately prior to the reclassification; and each member of record holding less than 26 units will receive one Class C unit for each common equity unit held by such unit holder prior to the reclassification.

If the Company’s members approve the proposed amendment to the Company’s operating agreement and the reclassification is implemented, the Company anticipates having fewer than 300 unit holders of record of its common equity units and fewer than 500 unit holders of record in the additional classes, which would enable the Company to voluntarily terminate the registration of its units under the Securities and Exchange Act of 1934.

We expect that the classes of units will be distinguished from one another based on voting and transfer rights. If the Company’s members approve the proposed amendment to the Company’s operating agreement and the reclassification is implemented, we expect that Class A unit holders would be entitled to vote on all matters for which unit holder approval is required under the Company’s operating agreement or state law; Class B unit holders would be entitled to vote on the election of directors, voluntary dissolution, mergers and as may be required by the Company’s operating agreement or state law; and Class C unit holders would only be entitled to vote on voluntary dissolution, mergers and as may be required by the Company’s operating agreement or state law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN DUBUQUE BIODIESEL, LLC

April 4, 2011

          /s/ Bruce Klostermann
Bruce Klostermann, CEO, Vice Chairman and Director
(Principal Executive Officer)